Hennessy Advisors, Inc. Increases Dividend by 25% and Announces First Quarter Earnings of $0.03 Per Share

NOVATO, Calif., Jan. 19, 2012 /PRNewswire/ -- Hennessy Advisors, Inc. (OTCBB:HNNA) the Board of Directors of Hennessy Advisors, Inc. today declared a 25% increase in the annual cash dividend from 10 cents to 12.5 cents per share for calendar year 2012. Based on the current share price of $2.70, this dividend represents a 4.6% yield for HNNA stock. The dividend will continue to be paid quarterly, with the first installment to be paid on March 1, 2012 to shareholders of record as of February 7, 2012.

The company today also announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.03 for the first quarter, which ended December 31, 2011. Total assets under management decreased 12% and average assets decreased by 13%, causing a decrease in revenue, net income and earnings per share versus the prior comparable period.

"While revenue and earnings fell during this first quarter of fiscal 2012, we remained profitable and continued to grow our already strong cash position. For that reason, the Board of Directors has voted to increase the dividend by 25% to continue to reward our long term shareholders," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "We continue to manage the company through this economic roller coaster and remain committed to our long-range business plan," he noted. "The financial markets ended on a positive note for the first quarter of our fiscal year, and I believe that investors may finally be recognizing the strong fundamentals present in today's equity market. I am optimistic that as smart investors return to investing in mutual funds this will translate into continued profitability for our firm," added Mr. Hennessy.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
First Quarter	Dec. 31, 2011	Dec. 31, 2010	$ Change	% Change
Total Revenue	$ 1,716,910	$ 1,949,259	$ (232,349)	-11.9%
Net Income	$ 152,267	$ 266,258	$ (113,991)	-42.8%
Earnings per share (diluted)	$ 0.03	$ 0.05	$ (0.02)	-40.0%
Weighted Average number of
shares outstanding (diluted)	5,713,006	5,719,554	(6,548)	-0.1%
Mutual Fund Average Assets
Under Management	$ 777,066,606	$ 896,409,336	$ (119,342,730)	-13.3%

At Period Ending Date	Dec. 31, 2011	Dec. 31, 2010	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 780,950,415	$ 885,353,734	$ (104,403,319)	-11.8%
Retained Earnings	$ 15,469,142	$ 14,944,131	$ 525,011	3.5%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
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CONTACT: Tania Kelley of Hennessy Advisors, Inc., 1-800-966-4354, +1-415-899-1555